Exhibit 99.(d)(iii)

Addendum to Management Agreement
between Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.
and
Lord, Abbett & Co. LLC
Dated April 1, 2019

Lord, Abbett & Co. LLC and Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc. (the “Corporation”), do hereby agree that the annual management fee rate for the Corporation stated in the first paragraph of Section 2 of the Management Agreement dated June 29, 1979 (the “Agreement”), shall be amended to read as follows:

0.15% on the Corporation’s average daily net assets.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Corporation.

Lord, Abbett & Co. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.

By:	/s/ John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

Dated: April 1, 2019